Filed Pursuant to Rule 424(b)(7)
Registration Statement No. 333-124445

Prospectus Supplement No. 2
(To Prospectus dated June 29, 2006, as supplemented by Prospectus Supplement No. 1 dated October 4, 2006)

OPEN SOLUTIONS INC.

$270,000,000

SENIOR SUBORDINATED CONVERTIBLE NOTES DUE 2035

6,578,118 Shares of Common Stock,

$0.01 Par Value Per Share

This prospectus supplement no. 2 further supplements the prospectus dated June 29, 2006, relating to the resale from time to time by selling securityholders of our senior subordinated convertible notes due 2035, which we refer to as the notes, and the shares of our common stock issuable upon conversion of the notes.  This prospectus supplement no. 2 should be read in conjunction with the prospectus. This prospectus supplement no. 2 is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement no. 2 supersedes the information contained in the prospectus. This prospectus supplement no. 2 is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any amendments or supplements thereto.

Investing in these securities involves risks.  See the Risk Factors referenced on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement no. 2 or the prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 2 is October 26, 2006

The section of the prospectus entitled “Selling Securityholders” is amended and restated in its entirety to read as follows:

SELLING SECURITYHOLDERS

We originally sold the notes on February 2, 2005 to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC, as initial purchasers. The initial purchasers of the notes have advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to “qualified institutional buyers,” as defined in Rule 144A of the Securities Act. These subsequent purchasers, or their transferees, pledgees, donees, assignees or successors, may from time to time offer and sell any or all of the notes and/or shares of the common stock issuable upon conversion of the notes pursuant to this prospectus.

The following table sets forth:

(1)           the name of each selling securityholder who has provided us with notice as of the date of this prospectus pursuant to the registration rights agreement of their intent to sell or otherwise dispose of notes and/or shares of common stock issuable upon conversion of the notes pursuant to the registration statement;

(2)           the principal amount of notes and the number of shares of our common stock issuable upon conversion of the notes which they may sell from time to time pursuant to the registration statement; and

(3)           the amount of outstanding notes and our common stock beneficially owned by the selling securityholder prior to the offering, assuming no conversion of the notes.

To our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates, during the three years prior to the date of this prospectus.

A selling securityholder may offer all or some portion of the notes and shares of the common stock issuable upon conversion of the notes. Accordingly, no estimate can be given as to the amount or percentage of notes or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their notes since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

The percentage of notes outstanding beneficially owned by each selling securityholder is based on $270,000,000 aggregate principal amount at maturity of notes outstanding.  The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at the initial conversion rate of 18.3875 shares of common stock per $1,000 principal amount at maturity of notes.

Name	Principal Amount of Notes Beneficially Owned and Offered Hereby ($)	Percentage of Notes Outstanding	Common Stock Owned Prior to Offering (1)	Common Stock Owned After Completion of the Offering

1976 Distribution Trust FBO A.R. Lauder/Zinterhofer (18)	6,000	*	110	0
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer (18)	6,000	*	110	0
Advent Convertible Master (Cayman) L.P. (18)	6,514,000	2.41%	119,776	0
AHFP Context (36)	350,000	*	6,436	0
Akela Capital Master Fund, LTD (32)	16,200,000	6.00%	297,878	0
Alcon Laboratories (18)	388,000	*	7,134	0
Alexandra Global Master Fund, LTD (9)	7,500,000	2.78%	137,906	0
Aloha Airlines Non-Pilots Pension Trust (7)	80,000	*	1,471	0
Aloha Pilots Retirement Trust (7)	50,000	*	919	0
Alscott Investments, LLC (45)	3,100,000	1.15%	57,001	0
Arkansas PERS (7)	1,665,000	*	30,615	0
Arlington County Employees Retirement System (18)	624,000	*	11,474	0

Name	Principal Amount of Notes Beneficially Owned and Offered Hereby ($)	Percentage of Notes Outstanding	Common Stock Owned Prior to Offering (1)	Common Stock Owned After Completion of the Offering

Asante Health Systems (18)	121,000	*	2,225	0
AstraZeneca Holdings Pension (7)	495,000	*	9,102	0
Attorney’s Title Insurance Fund (7)	155,000	*	2,850	0
Aventis Pension Master Trust (8)	310,000	*	5,700	0
B.C. McCabe Foundation (4)	60,000	*	1,103	0
BNP Paribas Equity Strategies, SNC (2)(28)	6,855,000	2.54%	127,861	1,815
Boilermakers Blacksmith Pension Trust (7)	2,065,000	*	37,970	0
Boilermakers Blacksmith Pension Trust (8)	2,100,000	*	38,614	0
C & H Sugar Company Inc. (7)	100,000	*	1,839	0
CALAMOS Convertible Fund – CALAMOS Investment Trust (8)	11,500,000	4.26%	211,456	0
CEMEX Pension Plan (8)	145,000	*	2,666	0
Chrysler Corporation Master Retirement Trust (2)(20)	5,965,000	2.21%	109,681	0
Citadel Equity Fund Ltd. (2)(17)	19,250,000	7.13%	353,959	0
City and County of San Francisco Retirement System (18)	1,382,000	*	25,412	0
City of New Orleans (18)	114,000	*	2,096	0
City of Shreveport (LA) Employees Retirement System (4)	80,000	*	1,471	0
City of Stamford Police Pension Plan (45)	500,000	*	9,194	0
City University of New York (18)	128,000	*	2,354	0
CNH CA Master Account, L.P. (10)	21,500,000	7.6%	395,331	0
Cowen & Company, LLC (3)	1,000,000	*	18,388	0
The Cockrell Foundation (8)	80,000	*	1,471	0
Coda Capital Management, LLC (37)	884,000	*	16,255	0
Commissioners of the Land Office (4)	310,000	*	5,700	0
Context Convertible Arbitrage Fund, LP (31)	1,650,000	*	30,339	0
Context Convertible Arbitrage Offshore, Ltd. (31)	5,475,000	2.03%	100,672	0
Convertible Securities Fund (21)	20,000	*	368	0
CooperNeff Convertible Strategies (Cayman) Master Fund, LP (28)	2,470,000	*	45,417	0
DaimlerChrysler Corp Emp #1 Pension Plan DTD 4/1/89 (30)	6,565,000	2.43%	120,714	0
DBAG London (2)(38)	9,200,000	3.41%	169,165	0
Delaware PERS (19)	2,098,000	*	38,577	0
Delta Airlines Master Trust (7)	470,000	*	8,642	0
Delta Airlines Master Trust – CV (2)(20)	1,045,000	*	19,215	0
Delta Pilots Disability and Survivorship Trust (8)	435,000	*	7,999	0
Delta Pilots Disability and Survivorship Trust – CV (2)(20)	590,000	*	10,849	0
Deutsche Bank Securities Inc. (3)(39)	400,000	*	7,355	0
DKR SoundShore Oasis Holding Fund Ltd. (6)	1,000,000	*	18,388	0
DKR SoundShore Strategic Holding Fund Ltd. (5)	1,000,000	*	18,388	0
Dorinco Reinsurance Company (8)	900,000	*	16,549	0
Duke Endowment (7)	445,000	*	8,182	0
Elizabeth D. Bruce Trust (37)	63,000	*	1,158	0
Family Service Life Insurance Co. (2)(24)	200,000	*	3,678	0
Florida Power and Light Group Employee Pension Plan (30)	965,000	*	17,744	0
F.M. Kirby Foundation, Inc. (2)(20)	890,000	*	16,365	0
The Fondren Foundation (8)	75,000	*	1,379	0
Forest Fulcrum Fund L.P. (3)(26)	82,000	*	1,508	0
Forest Global Convertible Fund, Ltd., Class A-5 (26)	177,000		3,255	0
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio (26)	103,000	*	1,894	0
Franklin and Marshall College (30)	315,000	*	5,792	0
Gartmore Convertible Fund (37)	784,000	*	14,416	0

Name	Principal Amount of Notes Beneficially Owned and Offered Hereby ($)	Percentage of Notes Outstanding	Common Stock Owned Prior to Offering (1)	Common Stock Owned After Completion of the Offering

Grace Convertible Arbitrage Fund, Ltd. (27)	7,000,000	2.60%	128,713	0
Grady Hospital Foundation (18)	120,000	*	2,207	0
Guardian Life Insurance Co. (2)(24)	10,000,000	3.70%	183,875	0
Guardian Pension Trust (2)(24)	800,000	*	14,710	0
Hallmark Convertible Securities Fund (7)	100,000	*	1,839	0
Hawaiian Airlines Employees Pension Plan – IAM (7)	30,000	*	552	0
Hawaiian Airlines Pension Plan for Salaried Employees (7)	5,000	*	92	0
Hawaiian Airlines Pilots Retirement Plan (7)	90,000	*	1,655	0
HFRCA Global Opportunity Trust (26)	73,000	*	1,342	0
HFRCA Opportunity Trust (18)	326,000	*	5,994	0
HFR RVA Select Performance Master Trust (26)	17,000	*	313	0
Highbridge International LLC (33)	10,000,000	3.70%	183,875	0
ICI American Holdings Trust (7)	360,000	*	6,620	0
Independence Blue Cross (18)	626,000	*	11,511	0
ING Convertible Fund (46)	3,690,000	1.37%	125,550	57,700
ING VP Convertible Portfolio (46)	188,000	*	6,357	2,900
Intl. Truck & Engine Corp. Non-Contributory Retirement Plan Trust (4)	370,000	*	6,803	0
Intl. Truck & Engine Corp. Non-Contributory Retirement Plan Trust (2)(20)	675,000	*	12,411	0
Intl. Truck & Engine Corp. Retiree Health Benefit Trust (2)(20)	265,000	*	4,873	0
Intl. Truck & Engine Corp. Retirement Plan for Salaried Employees Trust (4)	600,000	*	11,033	0
Intl. Truck & Engine Corp. Retirement Plan for Salaried Employees Trust (2)(20)	650,000	*	11,952	0
James Mellor Trust (37)	53,000	*	975	0
KBC Financial Products USA, Inc. (3)(11)	2,030,000	*	37,327	0
KeySpan Foundation (4)	30,000	*	552	0
KeySpan Insurance Company (4)	45,000	*	827	0
Knoxville Utilities Board Retirement System (8)	140,000	*	2,574	0
Laurel Ridge Capital LP (22)	1,000,000	*	18,388	0
Linden Capital LP (14)	2,000,000	*	36,775	0
LLT Limited (34)	41,000	*	754	0
Lord Abbett Investment Trust – LA Convertible Fund (4)	1,115,000	*	20,502	0
Louisiana Workers’ Compensation Corporation (8)	400,000	*	7,355	0
Lyxor/Context Fund LTD (2)(36)	1,150,000	*	21,146	0
Lyxor Convertible A.b. Fund (18)	598,000	*	10,996	0
Lyxor Convertible Arbitrage Fund Limited (28)	1,087,000	*	19,987	0
Lyxor/Forest Fund Limited (26)	190,000	*	3,494	0
Macomb County Employees’ Retirement System (8)	325,000	*	5,976	0
Merrill Lynch, Pierce, Fenner & Smith Incorporated (3)(35)	4,767,000	1.77%	87,653	0
Microsoft Corporation (2)(20)	490,000	*	9,010	0
Morgan Stanley Convertible Securities Trust (3)(44)	1,000,000	*	18,388	0
Motion Picture Industry Health Plan – Active Member Fund (2)(20)	115,000	*	2,115	0
Motion Picture Industry Health Plan – Retiree Member Fund (2)(20)	80,000	*	1,471	0
Richard Mueller (37)	58,000	*	1,066	0
Municipal Employees (18)	249,000	*	4,578	0
National Bank of Canada (31)	1,375,000	*	25,283	0
National Fuel & Gas Company Retirement Plan (4)	210,000	*	3,861	0
Nations Convertible Securities Fund (21)	5,480,000	2.03%	100,764	0

Name	Principal Amount of Notes Beneficially Owned and Offered Hereby ($)	Percentage of Notes Outstanding	Common Stock Owned Prior to Offering (1)	Common Stock Owned After Completion of the Offering

New Orleans Firefighters Pension/Retired Fund (18)	77,000	*	1,416	0
Nuveen Preferred & Convertible Fund JQC (7)	7,885,000	2.92%	144,985	0
Nuveen Preferred & Convertible Income Fund JPC (7)	5,845,000	2.16%	107,475	0
Occidental Petroleum Corporation (18)	281,000	*	5,167	0
OCLC Online Computer Library Center Inc. (7)	45,000	*	827	0
OCM Convertible Trust (2)(20)	1,780,000	*	32,730	0
OCM Global Convertible Securities Fund (2)(20)	260,000	*	4,781	0
Partner Reinsurance Company Ltd. (2)(20)	1,040,000	*	19,123	0
PBGC Maintenance (47)	40,000	*	736	0
PIMCO Convertible Fund (40)	500,000	*	9,194	0
PNC Equity Securities LLC (2)(48)	4,100,000	1.52%	75,389	0
Polaris Vega Fund L.P. (16)	11,525,000	4.27%	211,916	0
Policemen and Firemen Retirement System of the City of Detroit (18)	450,000	*	8,274	0
Pro-Mutual (18)	821,000	*	15,096	0
Prudential Insurance Co of America (2)(7)	95,000	*	1,747	0
Putnam Convertible Income-Growth Trust (2)(23)	4,000,000	1.48%	73,550	0
Qwest Occupational Health Trust (2)(20)	185,000	*	3,402	0
Rampart Enhanced Convertible Investors, LLC (30)	1,055,000	*	19,399	0
Salomon Brothers Asset Management, Inc. (2)(25)	18,600,000	6.89%	342,008	0
Singlehedge US Convertible Arbitrage Fund (28)	753,000	*	13,846	0
Southern Farm Bureau Life Insurance (7)	820,000	*	15,078	0
Sphinx Convertible Arbitrage SPC (26)	98,000	*	1,802	0
SPT (8)	2,100,000	*	38,614	0
State Employees’ Retirement Fund of the State of Delaware (2)(20)	1,445,000	*	26,570	0
State of Oregon / Equity (7)	4,700,000	1.74%	86,421	0
Sturgeon Limited (29)	1,185,000	*	21,789	0
Sunrise Partners Limited Partnership (2)(15)	7,525,000	2.79%	139,131	765
Syngenta AG (7)	210,000	*	3,861	0
TCW Group Inc. (41)	12,380,000	4.59%	227,637	0
Topaz Fund (2) (13)	16,500,000	6.11%	303,394	0
Total Fina Elf Finance USA, Inc. (4)	120,000	*	2,207	0
Trustmark Insurance (18)	291,000	*	5,351	0
UBS AG London f/b/o HFS (2)(12)	10,000,000	3.70%	183,875	0
Union Carbide Retirement Account (8)	1,250,000	*	22,984	0
Univar USA Inc. Retirement Plan (8)	400,000	*	7,355	0
UnumProvident Corporation (2)(20)	560,000	*	10,297	0
Van Eck WW Abs Rtn. Fund (37)	150,000	*	2,758	0
Vanguard Convertible Securities Fund, Inc. (2)(20)	12,455,000	4.61%	229,016	0
Van Kampen Harbor Fund (3)(43)	1,500,000	*	27,581	0
Vermont Mutual Insurance Company (4)	60,000	*	1,103	0
Virginia Retirement System (2)(20)	510,000	*	9,378	0
Wachovia Capital Markets LLC (3)(42)	24,000	*	441	0
Zurich Institutional Benchmark Master Fund Ltd. (26)	129,000	*	2,372	0
Total: (49)	270,000,000	100.0%	5,027,805	63,180

*                                            Less than one percent.

(1)

Includes common stock issuable upon conversion of the notes at the initial conversion rate of 18.3875 of common stock per $1,000 principal amount of notes. Selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes, or acquired additional notes, since the date on which we were provided with the information regarding their notes in connection with transactions exempt from the registration requirements of the Securities Act. Accordingly, the information provided here for any particular securityholder may understate or overstate such securityholder’s current ownership. The aggregate principal amount of notes outstanding as of the date of this prospectus is $270,000,000, and the selling securityholders will not sell under this registration statement more than that amount.

(2)	The selling securityholder is an affiliate of a broker-dealer. See “Plan of Distribution” below.
(3)	The selling securityholder is a broker-dealer. See “Plan of Distribution” below.
(4)	Maren Lindstrom has voting power and investment control over the securities.
(5)

DKR Capital Partners L.P. (“DKR L.P.”) is the investment manager to DKR SoundShore Strategic Holding Fund Ltd. DKR LP and certain portfolio managers retained by it share voting power and investment control over the securities. Manan Rawal has trading authority over the securities.

(6)

DKR L.P. serves as the managing general partner of DKR Oasis Management Company L.P., the investment manager to DKR SoundShore Oasis Holding Fund Ltd. Seth Fischer has trading authority over the DKR SoundShore Oasis Holding Fund Ltd.

(7)	Ann Houlihan has voting power and investment control over the securities.
(8)	Nick Calamos has voting power and investment control over the securities.
(9)

Alexandra Investment Management, LLC (“Alexandra”) serves as investment adviser to Alexandra Global Master Fund, LTD and has voting power and investment control over the securities.  Mikhail A. Filimonov and Dimitri Sogoloff are managing members of Alexandra.  Alexandra and Messrs. Filimonov and Sogoloff disclaim beneficial ownership of the securities, except for their pecuniary interest therein.

(10)

CNH Partners, LLC is the Investment Advisor of the selling securityholder and has sole voting and dispositive power over the securities. The principals of CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino.

(11)

KBC Financial Products USA Inc. is an indirect wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Bank & Insurance Holding Company, N.V., a publicly-traded entity.

(12)	UBS AG London f/b/o HFS is a wholly-owned subsidiary of UBS AG, a publicly-traded entity.
(13)	Robert Marx has voting power and investment control over the securities.
(14)	Siu Min Wong has voting power and investment control over the securities.
(15)	S. Donald Sussman has voting power and investment control over the securities.
(16)	Gregory R. Levinson has voting power and investment control over the securities.
(17)

Citadel Limited Partnership (“Citadel”) is the trading manager of Citadel Equity Fund and consequently has investment discretion over the securities held by Citadel Equity Fund. Citadel disclaims beneficial ownership of the shares beneficially owned by Citadel Equity Fund. Kenneth C. Griffin indirectly controls Citadel and therefore has ultimate investment discretion over securities held by Citadel Equity Fund. Mr. Griffin disclaims beneficial ownership of the shares beneficially owned by Citadel Equity Fund.

(18)	Paul LaWonica has voting power and investment control over the securities.
(19)	Ann Houlihan has voting power and investment control over 970,000 of the securities and Paul LaWonica has voting power and investment control over 1,128,000 of the securities.
(20)

Oaktree Capital Management LLC (“Oaktree”) is the investment manager of the selling securityholders and holds voting power and investment control over the securities. Lawrence Keele, a principal of Oaktree, is the portfolio manager for the selling securityholders. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the securities, except for their pecuniary interest therein. The response set forth in this item is based solely upon Oaktree’s actual knowledge as of the date hereof without any inquiry.

(21)	Yanfang (Emma) Yan has voting power and investment control over the securities.
(22)

Laurel Ridge GP LLC is the general partner of Laurel Ridge Capital LP and has voting power and investment control over the securities. The members of Laurel Ridge GP LLC are Van Nguyen, John Illuzzi, Andrew Mitchell, Nathaniel Newlin, Timothy Walton and Venkatesh Reddy.

(23)

Putnam Convertible Income-Growth Trust is managed by Putnam Investment Management, LLC, which is owned by Putnam, LLC, which is owned by Putnam Investments Trust, which is owned by Marsh & McLennan Companies, Inc., a publicly-traded entity.

(24)	John Murphy has voting power and investment control over the securities.
(25)	Salomon Brothers Asset Management, Inc. is a wholly-owned subsidiary of Citigroup, a publicly-traded entity.
(26)

Scott Watson, the portfolio manager for Forest Investment Management, LLC, the registered investment advisor for the selling securityholder, has voting power and investment control over the securities.

(27)	Bradford Whitmore and Michael Brailov have voting power and investment control over the securities.
(28)	Christian Menestrier has voting power and investment control over the securities.
(29)

Christian Menestrier, as Chief Executive Officer of CooperNeff Advisors Inc. (“CooperNeff”), has investment control over the securities. Mr. Menestrier, as Chief Executive Officer of CooperNeff, shares voting power over the securities with Matthew S. Franksberg, Andrew M. Kain and Ian Dickson, authorized signatories of the selling securityholder.

(30)	Jack Feiler, Chief Investment Officer of Palisade Capital Management, LLC, the investment advisor for the selling securityholder, has voting power and investment control over the securities.
(31)	Michael Rosen and William Fertig have voting power and investment control over the securities.
(32)	Anthony B. Bosco has voting power and investment control over the securities.
(33)

Forest Investment Management LP (“Forest”) has sole voting control and shared investment control over the securities. Forest is wholly owned by Forest Partners II, the sole general partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.

(34)

Highbridge Capital Management is the trading advisor to the selling securityholder. Glenn Dubin and Henry Swieca, the principals of Highbridge Capital Management, hold voting power and investment control over the securities.

(35)	Merrill Lynch, Pierce, Fenner & Smith Incorporated is a publicly-traded entity.
(36)	Michael Rosen and William Fertig have voting power and investment control over the securities.
(37)	Jeremiah O’Grady has voting power and investment control over the securities.
(38)	Patrick Corrigan has voting power and investment control over the securities.
(39)	Deutsche Bank Securities Inc. is a publicly-traded entity.
(40)	Mark Hudoff has voting power and investment control over the securities.
(41)	Thomas Lyon has voting power and investment control over the securities.
(42)	Wachovia Capital Markets LLC is a wholly-owned subsidiary of Wachovia Corporation, a publicly-traded entity.
(43)

Van Kampen Asset Management is the Investment Adviser for Van Kampen Harbor Fund. Ellen Gold and David McLaughlin are the portfolio managers for Van Kampen Asset Management and have voting power and investment control over the securities.

(44)

Morgan Stanley Investment Advisors Inc. is the Investment Advisor for Morgan Stanley Convertible Securities Trust. Ellen Gold is the portfolio manager for Morgan Stanley Investment Advisors Inc. and has voting power and investment control over the securities.

(45)

GEM Capital Management, Inc. is the investment advisor to the selling securityholder. Gerald Unterman is the president of GEM Capital Management, Inc. and has voting power and investment control over the securities.

(46)	Anu Sahai has voting power and investment control over the securities.
(47)	Chris Dialynas has voting power and investment control over the securities.
(48)	PNC Equity Securities LLC is an indirect, wholly-owned subsidiary of The PNC Financial Services Group, Inc., a publicly-traded entity.
(49)

The sum of the listed principal amount of notes beneficially owned by holders exceeds $270,000,000 because certain of the holders have transferred notes pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this prospectus. As a result, we have received beneficial ownership information from additional holders without corresponding updates from the holders that sold notes to such additional holders. The maximum principal amount of notes that may be sold under this prospectus will not exceed $270,000,000. Transferees, pledges, donees and successors of identified selling securityholders may be named by us in prospectus supplements.